Dated:  June 29, 2009

FORM OF
AMENDED SCHEDULE A TO THE
SHAREHOLDER SERVICES AGREEMENT
BETWEEN
TD ASSET MANAGEMENT USA FUNDS INC.
AND
TD BANK N.A.

Schedule A

Portfolio	Class	Fee
		(as a percentage of average daily net assets)
TDAM Institutional Money
Market Portfolio	Institutional Service	0.25%
	Commercial	0.25%

TDAM Institutional U.S.
Government Portfolio	Institutional Service	0.25%
	Commercial	0.25%

TDAM Institutional Treasury
Obligations Money Market Fund	Institutional Service	0.25%
	Commercial	0.25%

TDAM Institutional Municipal
Money Market Fund	Institutional Service	0.25%
	Commercial	0.25%

TD ASSET MANAGEMENT USA FUNDS INC.

By: __________________________________

TD BANK N.A.

By: __________________________________